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                                                                 EXHIBIT 9(w)


                   AMENDMENT NO. 8 TO ADMINISTRATION AGREEMENT

         This Amendment No. 8, dated as of the 1st day of September, 1996, is entered into between PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, and Concord Holding Corporation, a Delaware corporation ("Concord").

         WHEREAS, the Company and Concord have entered into an Administration Agreement (the "Administration Agreement") dated as of November 13, 1989, as amended, pursuant to which the Company retained Concord as its Administrator to provide administrative services for the Aggressive Growth Fund, Capital Income Fund, U.S. Government Securities Fund, California TaxExempt Bond Fund, Blue Chip Fund, Intermediate Bond Fund (formerly, Flexible Bond Fund), Asset Allocation Fund, National Municipal Bond Fund, Utilities Fund, Growth and Income Fund, Corporate Bond Fund, Short-Term Government Fund, International Bond Fund and International Equity Fund;

         WHEREAS, the Company has notified Concord that it is reorganizing the Corporate Bond Fund and International Equity Fund (the "Funds") into non-feeder funds and that it desires to retain Concord to act as the Administrator therefor, and Concord has notified the Company that it is willing to serve as the Administrator for the Funds;

         WHEREAS, the Company desires that the Funds shall each become a "Fund" as that term is defined in the Administration Agreement, and such Funds shall become subject to the provisions of said Administration Agreement to the same extent as the other Funds except to the extent said provisions are modified below; and

         WHEREAS, the parties wish to amend the Administration Agreement and Amendment No. 4 to the Administration Agreement to the extent said Agreement applies to the Funds;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. RESCISSION OF AMENDMENT NO. 4 TO THE ADMINISTRATION AGREEMENT AS IT RELATES TO THE FUNDS. Amendment No. 4 is rescinded as it relates to the Funds.

         2. APPOINTMENT. The Company hereby appoints Concord as Administrator of the Corporate Bond Fund and International Equity Fund for the period and on the terms set forth in the Administration Agreement. Concord accepts such appointment and
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agrees to perform the duties and services set forth in the Administration
Agreement, for the compensation herein provided.

         3. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to the Administration Agreement with respect to the Funds, the Company will pay Concord a fee, computed daily and paid monthly, at the annual rate of 0.20% of each such Fund's average daily net assets.

         Except to the extent amended hereby, the Administration Agreement as amended shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         This Amendment may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 8 as of the date and year first above written.

                                             PACIFIC HORIZON FUNDS, INC.

                                             By:/s/ Cornelius J. Pings
                                                -------------------------------
                                                Title: President


                                             CONCORD HOLDING CORPORATION

                                             By:/s/ J. David Huber
                                                -------------------------------
                                                Title: Executive Vice President


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